Exhibit 99.1

Contact:     Joseph P. Bergstein, for financial community, 610-774-5609
George E. Biechler, for news media, 610-774-5997

PPL Completes Purchase of Natural Gas-Fired Power Plant in Pennsylvania

ALLENTOWN, Pa. (April 13, 2012) -- PPL Corporation (NYSE: PPL) announced Friday (4/13) that it has completed the previously announced acquisition of AES Ironwood, L.L.C. and AES Prescott, L.L.C. , which together own and operate the 705-megawatt AES Ironwood combined-cycle natural gas-fired power plant in Lebanon, Pa., from a subsidiary of The AES Corporation.
The plant is to be known as PPL Ironwood following the acquisition.
Total consideration for the transaction was approximately $302 million, consisting of a cash purchase price of $85 million, which includes $3 million in working capital, and $217 million of net project indebtedness of AES Ironwood, L.L.C.
The acquisition is not expected to have a material impact on PPL’s earnings or financing plans.
PPL Corporation, headquartered in Allentown, Pa., owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

#     #     #

Statements contained in this news release with respect to future earnings and financing plans are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.